Exhibit 10.9

AIRCRAFT ADMINISTRATIVE AGREEMENT

AIRCRAFT ADMINISTRATIVE AGREEMENT (this “Agreement”) dated as of 12 November, 2010 between First Greenwich Kahala, Ltd. (“Manager”), a Cayman corporation, and Greenwich Kahala Aviation Limited (“Administrator”), a company domiciled in Ireland.

1.	Background

The Manager is currently responsible for managing all the commercial aircraft detailed on Schedule A hereto (the “Aircraft”). Contemporaneously herewith the Manager desires to sub-contract various servicing and administration responsibilities as detailed herein to the Administrator. Administrator will have the option to arrange for all the services described herein to be performed by a wholly owned operating subsidiary of Administrator.

2.	Duties and Obligations of Administrator

In consideration of the mutual agreements contained in this Agreement (the legal sufficiency of which is hereby acknowledged) the Manager and Administrator agree as follows:

Administrator shall perform the following services and duties with respect to the Aircraft (the “Services”):

(a)	lease administration for the Aircraft including:

i)	monitoring the utilization and operation;

ii)	invoicing and billing for rents, maintenance reserves, and all other amounts due under the relevant Aircraft lease;

iii)	monitoring the insurance of the Aircraft;

iv)	monitoring the relevant Aircraft lease and lessee for covenant compliance;

v)	monitoring the payment and receipt of rents, maintenance reserves, and all other amounts due under the relevant Aircraft lease.

(b)	technical administration for the Aircraft including:

i)	monitoring the in-service status of the Aircraft and such airframe and engine shop visits as may be requested by the Manager;

ii)	review, reconciliation and, if appropriate, reimbursal from maintenance reserves to the lessee the incurred costs of qualifying maintenance events;

iii)	at the end of Aircraft lease, administering contractual redelivery conditions of the aircraft and/or arranging for adequate financial compensation in accordance with the return conditions;

iv)	arranging storage and storage maintenance work, if so required;

v)	administering the preparation of the Aircraft to a new lessee.

(c)     the Administrator will assist the Manager in preparation of all management reports as may be required by the Manager from time to time.

The Administrator may engage outside consultants, attorneys, or advisors to assist it in fulfilling its obligations hereunder provided that any costs incurred and payable by the Manager must be approved prior to their incurrence by the Manager.

This is not an assignment of the various aircraft management contracts the Manager has entered into with respect to the Aircraft and the Manager remains responsible for all aircraft lease and sale remarketing and lease renegotiation and work-outs.

3.	Term

Except as otherwise provided herein, the term of this Agreement shall commence upon the date hereof and shall continue until the disposition of the Aircraft and the Manager’s rights and obligations under the relevant Aircraft management agreement are no longer in full force and effect.

4.	Compensation

During the term of this Agreement with respect to each Aircraft the Manager will pay the Administrator on a monthly basis (or such other basis as detailed in Schedule A) such amounts as detailed in Schedule A (the “Administrative Fee”).

5.	Termination

The Administrator or Manager may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event that such party breaches this Agreement in any material respect, unless such breach is cured to the satisfaction of the non-breaching party prior to the expiration of such thirty (30) day notice period. In an action or arbitration arising from the termination of this Agreement, the party who terminated this Agreement shall have the burden of proving such termination to be lawful. Upon any such termination, the right of Administrator to any Administrative Fee shall be reduced by such reasonable amount as Manager certifies to Administrator that it is required to pay to a third party to perform the Services in lieu of the Administrator.

Additionally, Manager currently receives income associated with the management of each of the Aircraft listed on Schedule A. If such income ceases or is materially reduced for any reason Manager has the option to remove any aircraft listed on Schedule A from the list and to also reduce the fees paid to Administrator forthwith by the amount associated with any aircraft removed from the list on Schedule A.

6.	Representations and Warranties

Each of the Administrator and Manager represents and warrants to the other that:

(a)	its execution, delivery and performance of this Agreement does not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound; or violate any provision or any law, rule, regulation, order, writ, judgment, injunction by which it is bound;

(b)	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement; all action necessary for the authorization, execution, delivery and performance of this Agreement has been duly taken; and this Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally;

(c)	it has obtained all consents required for its execution, delivery and performance of this Agreement and no other authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or any other person is required for the due execution, delivery or performance of this Agreement.

7.	Engagement of Manager, Scope of Appointment

(a)     Manager hereby appoints Administrator as its sole and exclusive Administrator with respect to performing the Services for the Aircraft in accordance with the terms of this Agreement. Administrator accepts such appointment and agrees to perform the Services in a commercially reasonable manner.

(b)     Manager acknowledges that Administrator is permitted to buy, sell, own and manage other aircraft for its own account and for others directly, regardless of whether any such other aircraft are similar to the Aircraft administered by Administrator pursuant to this Agreement.

8.	Conditions of Services

(a)     Administrator shall perform the Services with due diligence and efficiency, and shall exercise such skill and care in accordance with recognized professional standards.

(b)     Manager shall furnish to the Administrator such information, documentation and reports relating to the Services as the Administrator may from time to time reasonably request. Administrator shall maintain and make available to Manager upon reasonable notice and at reasonable times for inspection and copying true and accurate records of its activities in connection with its performance of this Agreement.

(c)     Any information, documentation, reports, drawings, proposals, marketing plans or other documents prepared and furnished by Manager are strictly for the use of the Administrator in furtherance of the expressed objective of the Agreement. Unless specifically otherwise agreed upon the information contained in such documents is proprietary to Manager, and Manager grants a limited license to the Administrator for such purpose only. It is agreed that neither the Administrator nor any affiliate or agent shall copy, publish or otherwise disseminate or use any such documents or their contents to any other party or for any other purpose without the prior written permission of Manager.

(d)     Manager hereby agrees that it will make available to Administrator upon its request, at its own expense, on a timely basis and at all reasonable times, all relevant documentation, equipment, employees and consultants of Manager to the extent required or desirable for the performance of the Services.

(e)     Notwithstanding any other provision contained in this Agreement, in no event shall Administrator be liable for any special, indirect, incidental or consequential damages, such as but not limited to any loss of anticipated profits or revenue, loss of use, non-operation or increased expense of operation of any aircraft or other equipment or facility, cost of capital, claims of customers, or failure or delay in achieving anticipated profits or product or in consummating any transaction. The above limitation does not apply if and to the extent that Manager demonstrates that damage has primarily resulted from gross negligence or willful misconduct of Administrator as a company.

(f)     Manager shall release, defend, hold harmless and indemnify Administrator and its employees, officers, directors, agents and subcontractors from and against all claims, losses, damages and judgments, including costs and expenses incidental thereto (“Losses”), which may be suffered or claimed against them (or any of them) by third parties, arising out of or in any way connected with the performance by Administrator, its employees, officers, directors, agents and subcontractors of any Services or as a result of the use, operation, possession, control, maintenance, repair or storage of the Aircraft, and whether or not arising in tort or occasioned in whole or in part by the fault or negligence of Administrator, its agents or affiliates. The above does not apply if and to the extent that Manager demonstrates that Losses have primarily resulted from gross negligence or willful misconduct of Administrator as a company.

(g)     Administrator shall not be liable for any loss or damage resulting from delay in the performance of any Services caused by strikes or other labor disputes, riots, theft, fire or other accidents, inability to obtain necessary assistance or equipment, restrictions or limitations set or imposed by any (semi-) governmental entity or agency, adverse weather conditions or other acts of God or any other cause which is beyond the reasonable control of Administrator. Administrator agrees to notify Manager on the occurrence of any of these events.

9.	Miscellaneous

(a)     This Agreement shall be governed by and interpreted under the laws of Ireland applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws, in which jurisdiction this Agreement is made and is to be performed. Each of the parties to this Agreement hereby irrevocably consent that any legal action related in any way to this Agreement may be brought in any court in Ireland. By execution and delivery of this Agreement, the parties hereby irrevocably submit to the jurisdiction of such courts, and irrevocably waive any objection to the laying of venue of any such legal action, and further irrevocably waive any claim that any such court is not a convenient forum for any such action. The parties agree to indemnify each other from and against any and all costs, expenses, damages and liabilities (including reasonable outside counsel fees, allocated costs of internal counsel and disbursements for both) relating to the enforcement of this Agreement.

(b)     Any controversy, claim or dispute arising out of or relating to this Agreement, or transaction, act or occurrence relating to the foregoing shall be determined and resolved by binding arbitration in accordance with arbitration practices customary in Ireland. Judgment upon any award rendered in the arbitration may be entered in any court having jurisdiction. The provisions of this Agreement shall bind and govern the rights of all parties hereto, and their respective affiliates, successors, assignees or bankruptcy trustees. Any party may commence arbitration by serving upon all other parties a written demand for arbitration in accordance with Section 10. Whether the arbitrator is agreed upon by the parties or appointed by an independent party, the Arbitrator shall, by virtue of background or experience, be knowledgeable in matters pertaining to commercial aircraft transactions. There shall be no right of discovery in connection with the arbitration except each party may serve subpoenas for the production of documents in accordance with customary Irish rules. The Arbitrator shall have no authority to permit or order additional discovery. The Arbitrator shall endeavor to issue a final award not more than twenty (20) days following the conclusion of the hearings. The Arbitrator shall have the power to: (i) decide all motions, other than motions for injunctive relief, in connection with the arbitration; and (ii) award legal fees and costs the prevailing party.

(c)     Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)     Titles and headings of the Sections and subsections of this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

(e)     No modification or amendment to this Agreement shall be valid unless in writing and executed by both parties hereto.

(f)     It is not the purpose or intention of this Agreement to create a joint venture or partnership relation between the parties and nothing herein shall create or be construed to create such a joint venture or partnership. Except as set forth herein, Administrator shall have no authority to bind Manager or incur any liability for which any of the Manager may be responsible without the prior written consent of Manager. Administrator and Manager represent they are independent companies with their own corporate existence and Administrator is not a successor to the Manager.

(g)     The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

(h)     Neither Administrator nor Manager shall have the right to assign this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing restriction, Administrator may assign its right to an affiliated company.

(i)     If any term or provision of this Agreement or the application thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

10.	Notices

Any notice required or permitted hereunder shall be in writing and shall be valid and sufficient if delivered personally, by telecopier, or if mailed by overnight courier service that provides proof of delivery, addressed to the other party as follows:

If to the Manager:
First Greenwich Kahala Ugland House Georgetown Grand Cayman Cayman Islands Email: main@firstgreenwich.com

If to Administrator:
Attention: President Fitzwilliam Hall Fitzwilliam Place Dublin 2 Ireland Tel.: +353 1 669 4732

Any party may change such address by notice given to the other party in the manner set forth above. Notices shall be deemed to have been validly served, given or delivered: (i) when received if by overnight courier, or (ii) upon receipt of notice given by telecopy or personal delivery.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

First Greenwich Kahala, Ltd.

By: /s/ Michael Garland
Name: Michael Garland
Title: Director

Greenwich Kahala Aviation Limited

By: /s/ Michael Howard
Name: Michael Howard
Title: CFO/Corporate Secretary

Schedule A

Fees owed to GKA for services starting 31 Jan 2011

Airplane	Msn	Monthly fee

SAS 737-600	28312	$3,000
MD-88 X1	49535	504
A320 X1	381	715